Exhibit 10.1

Execution Version

SECOND AMENDMENT

TO

AMENDED AND RESTATED FINANCING AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED FINANCING AGREEMENT (this “Amendment”), dated as of January 23, 2008, by and among CLAYMONT STEEL, INC., a Delaware corporation (“Borrower”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as LC Issuer and as Agent, and each of the Lenders party to the Financing Agreement (as defined below), is as follows:

Preliminary Statements

A. Borrower, Agent and the Lenders are parties to an Amended and Restated Financing Agreement dated as of February 15, 2007, as amended by the First Amendment to Amended and Restated Financing Agreement dated March 30, 2007 (as so amended, the “Financing Agreement”). Capitalized terms which are used, but not defined, in this Amendment will have the meanings given to them in the Financing Agreement.

B. Titan Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Evraz Group S.A., a company organized as a societe anonyme under the laws of the Grand Duchy of Luxembourg (“Evraz”) has offered to purchase for cash all outstanding shares of common stock of Holding Co. upon the terms and subject to the conditions set forth in that certain Offer to Purchase dated December 18, 2007 (the “Offer to Purchase”) and related Letter of Transmittal (collectively, the “Offer”).

C. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 9, 2007 among Evraz, Purchaser and Holding Co. (the “Merger Agreement”) pursuant to which, after the completion of the Offer, Purchaser will be merged with and into Holding Co. and Holding Co. will be the surviving corporation (the “Merger”). The completion of the Offer and the consummation of the Merger would result in a Change of Control under the Financing Agreement.

D. Borrower has requested that Agent and the Lenders (i) amend the Change of Control definition in the Financing Agreement to accommodate the Offer and the Merger, and (ii) make certain other amendments to the Financing Agreement, each as more specifically set forth herein.

E. Agent and the Lenders are willing to consent to such requests and so amend the Financing Agreement, all as contemplated by the terms, and subject to the conditions, of this Amendment.

Statement of Amendment

In consideration of the covenants, agreements, and conditions set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent, the Lenders and Borrower hereby agree as follows:

1. Amendments to Financing Agreement. Subject to the satisfaction of the conditions of this Amendment:

1.1 Effective as of the Offer Completion (as defined below), Section 1.1 of the Financing Agreement is hereby amended to add the following new definitions, in their proper alphabetical order, respectively:

“Evraz” has the meaning given in the Second Amendment.

“Evraz Subsidiary” means any Person as to which Evraz owns, directly or indirectly, at least 50% of the outstanding shares of Capital Stock or other interests having ordinary voting power for the election of directors, officers, managers, trustees or other controlling Persons or an equivalent controlling interest.

“EOSM” means Evraz Oregon Steel Mills, Inc., a Delaware corporation.

“EOSM Group” has the meaning given in Section 9.14.

“Merger” has the meaning given in the Second Amendment.

“Merger Agreement” has the meaning given in the Second Amendment.

“Offer” has the meaning given in the Second Amendment.

“Offer Completion” means the purchase of at least a majority of the outstanding shares of common stock of Holding Co. pursuant to the Offer.

“Purchaser” has the meaning given in the Second Amendment.

“Second Amendment” means the Second Amendment to Amended and Restated Financing Agreement dated as of January 23, 2008 among Borrower, Agent and Lenders.

1.2 Effective as of the Offer Completion, the definitions of “Affiliate”, “Change of Control”, and “Holding Co.” in Section 1.1 of the Financing Agreement are hereby amended in their entirety by substituting the following in their stead, respectively:

“Affiliate” means, as to any Person (the “Subject Person”), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Subject Person. For purposes of this definition, “control” of a Person means the power, direct or indirect, (i) to vote 20% or more of the securities (or other ownership interests) having ordinary voting power for the election of directors (or managers in the case of a limited liability company) of the Person or (ii) otherwise to direct or cause the direction of the management and policies of the Person, whether by contract or otherwise. Without limiting the generality of the foregoing, each of the following will be deemed an Affiliate of Borrower for purposes of this Agreement: (i) all of Borrower’s and CitiSteel PA’s respective officers, stockholders, and directors and (ii) Holding Co., Purchaser and their officers and directors. Notwithstanding the foregoing, (x) prior to the Offer Completion, the following Persons will be deemed not to be an Affiliate of Borrower for purposes of this Agreement: any Person controlled by H.I.G. exclusive of (a) H.I.G. Parent Authority, Holding Co., Borrower, or any Subsidiary of H.I.G. Parent Authority, Holding Co., or Borrower, (b) any stockholder or other equity interest holder of H.I.G. Parent Authority or Holding Co., or (c) a Person listed, or required to be listed, on Schedule 9.17, and (y) upon and after the Offer Completion, the following Persons will be deemed not to be an Affiliate of Borrower for purposes of this Agreement: any Person controlled by Evraz exclusive of (a) Holding Co., Purchaser, Borrower or any of their Subsidiaries, (b) any direct or indirect stockholder or other equity interest holder of Purchaser or Holding Co., (c) any member of the EOSM Group, or (d) a Person listed, or required to be listed, on Schedule 9.17.

“Change of Control” means any of the following (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions) which, individually or in the aggregate, results in:

(i) any Person or group, but excluding (x) prior to the Offer Completion, H.I.G. Parent Authority or the H.I.G. Owners, or (y) upon and after the Offer Completion, Purchaser, Evraz or any direct or indirect Evraz Subsidiary, either (a) becoming the beneficial owner, directly or indirectly, of Capital Stock representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Holding Co. or (b) otherwise having the ability, directly or indirectly, to elect a majority of the Board of Directors of Holding Co.;

(ii) except as a result of the Offer Completion or the Merger, during any period of 24 consecutive months (following the Offer Completion, such period to begin no earlier than the date of the appointment by Purchaser or Evraz of at least a majority of the members of the Board of Directors of Holding Co.), individuals who at the beginning of such period constituted the Board of Directors of Holding Co. (together with any new or replacement directors whose election to the Board of Directors, or whose nomination for election by the stockholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) ceasing for any reason to constitute a majority of the directors then in office;

(iii) any Person or group, but excluding (x) prior to the Offer Completion, H.I.G. Parent Authority or H.I.G. Owners, or (y) upon and after the Offer Completion, Purchaser, Evraz or any direct or indirect Evraz Subsidiary, possessing the power to direct or cause the direction of the management or policies of Holding Co., whether through the ability to exercise voting power, by contract or otherwise;

(iv) a change in the ownership of Borrower, such that Holding Co. fails to (a) own legally and beneficially, free and clear of any Liens (except the Liens in favor Agent), 100%, on a fully diluted basis, of the issued and outstanding voting and non-voting securities of, and other equity interests in, Borrower or (b) have the power to direct or cause the direction of the management and policies of Borrower; or

(v) except as a result of the Offer Completion or the Merger, any change which results in a “Change of Control” as defined in the Senior Notes Indenture.

For purposes of this definition, the terms “group” and “beneficial owner” shall have the respective meanings ascribed to them pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules of the Securities Exchange Commission promulgated thereunder, except that a Person or group shall be deemed to “beneficially own” or be the “beneficial owner” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or after a passage of time.

“Holding Co.” means (a) prior to the effectiveness of the Merger, Claymont Steel Holdings, Inc., a Delaware corporation, and (b) upon the effectiveness of the Merger, Claymont Steel Holdings, Inc., a Delaware corporation as the surviving corporation of the Merger.

1.3 Effective as of the end of the day on which the Offer Completion occurs, the Financing Agreement is amended by replacing the term “Holding Co. Consolidated Group” with “Holding Co. Group,” which shall be defined as Holding Co. and each of its Subsidiaries.

1.4 Effective as of the Offer Completion, the Financing Agreement is amended by substituting a revised Schedule 9.17 in the form attached hereto.

1.5 Effective as of the end of the day on which the Offer Completion occurs, the Financing Agreement is amended by replacing Section 9.13 of the Financing Agreement, with the following:

“9.13 Pension Plans. Except as described on Schedule 9.13 or as would not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor any Controlled Group member has ever sponsored, maintained, or contributed (or become obligated to sponsor, maintain, or contribute) to a Pension Plan subject to Title IV of ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor any Controlled Group member has ever sponsored, maintained, or contributed (or become obligated to sponsor, maintain, or contribute) to any “multiemployer plan” (as defined in ERISA). No “prohibited transaction,” or “reportable event”, as those terms are defined by ERISA, has occurred or is continuing as to any Pension Plan of Borrower or any Controlled Group member, which poses a threat of the imposition of Taxes or penalties against such Pension Plans (or trusts related thereto), Borrower or any Controlled Group member, the imposition or payment of which could reasonably be expected to have a Material Adverse Effect. Each Pension Plan that is maintained by the Borrower or its Subsidiaries and that is intended to meet the requirements of qualified pension benefit plans under Sections 401(a) and 501(a) of the Internal Revenue Code has received a current favorable determination letter to that effect under the Internal Revenue Code, and neither Borrower nor any Controlled Group member has violated such requirements with respect to any Pension Plan, except as would not reasonably be expected to result in a Material Adverse Effect.”

1.6 Effective as of the end of the day on which the Offer Completion occurs, the Financing Agreement is amended by replacing Section 9.14 of the Financing Agreement, with the following:

“9.14 Taxes and Other Charges. The members of the Holding Co. Group are members of a consolidated group for United States federal income Tax purposes whose common parent is EOSM (the “EOSM Group”). The Holding Co. Group has filed (or has been included in) all federal, state and local Tax returns and other reports which it is required by law to file (or to be included in) except where the failure to so file could not reasonably be expected to have a Material Adverse Effect. All of such Tax returns and reports accurately and properly reflect the Taxes due for the periods covered thereby. Except as described on Schedule 9.14, the Holding Co. Group has paid (or had paid on its behalf) all Taxes that are due and payable as of the Closing Date except for any such Taxes which are being contested in good faith in accordance with the terms of Section 10.9 and other Taxes where the failure to pay such Taxes could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 9.14, the Holding Co. Group has withheld all employment and similar Taxes which it is required by law to withhold and has maintained adequate reserves for the payment of all Taxes. Except as described on Schedule 9.14, no Tax Liens have been filed with respect to the Holding Co. Group and, to the knowledge of the Holding Co. Group, no claims are being asserted with respect to any such Taxes (and no basis exists for any such claims). There are not in effect any waivers of applicable statutes of limitations for federal, foreign, state or local Taxes for any period. No member of the Holding Co. Group is a party to any Tax-sharing agreement or arrangement except the Tax Sharing Agreement and the tax sharing agreement to be entered into by the members of the Holding Co. Group and the other members of the EOSM Group.”

1.7 Effective as of the end of the day on which the Offer Completion occurs, the Financing Agreement is amended by replacing Section 10.3 of the Financing Agreement, with the following:

“10.3 Notice of ERISA Events. Borrower will notify Agent in writing (i) at least 5 days prior to the adoption by Borrower or, to the extent the same could reasonably be expected to result in a Material Adverse Effect, any Controlled Group member of any Pension Plan subject to Title IV of ERISA; (ii) promptly on the occurrence of any Reportable Event, except to the extent such Reportable Event could not reasonably be expected to result in a Material Adverse Effect and (iii) 60 days prior to any termination, partial termination or merger of a Pension Plan or a transfer of a Pension Plan’s assets, except to the extent the same could not reasonably be expected to result in a Material Adverse Effect.”

1.8 Effective as of the end of the day on which the Offer Completion occurs, the Financing Agreement is amended by replacing Section 10.19 of the Financing Agreement, with the following:

“10.9 Taxes and Charges. The Holding Co. Group will: (i) file (or be included in) all federal, state and local Tax returns and other reports which it is required by law to file (or be included in) except where such failure to file could not reasonably be expected to involve Taxes in an aggregate amount, as of any date, greater than the Basket Amount applicable to this Section 10.9, (ii) pay (or have paid on its behalf) all Taxes that are due and payable except where the failure to pay such Taxes could not reasonably be expected to exceed an aggregate amount, as of any date, greater than the Basket Amount applicable to this Section 10.9, (iii) withhold all employment and similar Taxes which it is required by law to withhold, and (iv) maintain (or have maintained on its behalf) adequate reserves for the payment of all Taxes; provided, however, that no such Taxes need be paid during such period as they are being contested in good faith by or on behalf of the Holding Co. Group, in appropriate proceedings promptly commenced and diligently prosecuted, if adequate reserves in accordance with GAAP have been set aside on the books of the members of the Holding Co. Group or the EOSM Group, and the continuance of any such contest does not (a) result in any part of the Loan Collateral or any other property of any member of the Holding Co. Group being made the subject of (1) any proceeding in foreclosure, (2) any levy or execution (which shall not have been stayed or dismissed), or (3) any seizure or other loss and (b) prevent Agent from having a perfected first priority security interest in, or as applicable, mortgage Lien on, the Loan Collateral or with respect to future advances made hereunder; and provided, further, that the Holding Co. Group will promptly pay (or have paid on its behalf) such Tax when the dispute is finally settled.”

1.9 Effective as of the end of the day on which the Offer Completion occurs, the Financing Agreement is amended by replacing Section 10.18(b) of the Financing Agreement, with the following:

“(b) make cash payments to Holding Co. or EOSM solely in order, and in such amounts sufficient, to pay (i) the federal, state and local income Tax liabilities of Borrower which are then due and any state franchise Taxes of Holding Co. and CitiSteel PA which are then due, all in accordance with the Tax Sharing Agreement as in effect on July 6, 2006 or the tax sharing agreement to be entered into by the members of the Holding Co. Group and the other members of the EOSM Group and (ii) professional fees, including but not limited to accountant’s fees and attorney’s fees, and other overhead and administrative expenses of Holding Co., in each case, incurred by Holding Co. or EOSM on behalf of Borrower and its Subsidiaries in the ordinary course;”

1.10 Effective as of the end of the day on which the Offer Completion occurs, the Financing Agreement is amended by replacing Section 10.29.1 and 10.29.2 of the Financing Agreement, with the following:

“10.29.1 Payments on Senior Notes. Borrower will not (i) make any payment (including any principal, premium, interest, fee or charge) with respect to any of the Senior Notes Obligations except (a) regularly scheduled interest payments on the Senior Notes, (b) a mandatory repurchase of Senior Notes upon a Change of Control (as defined in the Senior Notes Indenture) under Section 4.19 of the Senior Notes Indenture, together with accrued but unpaid interest on such Senior Notes in accordance with such section of the Senior Notes Indenture; provided that no proceeds from any Loan may be used to make such mandatory repurchase, (c) a mandatory repurchase of Senior Notes upon an Asset Sale (as defined in the Senior Notes Indenture) under Section 4.10 of the Senior Notes Indenture, together with accrued but unpaid interest on such Senior Notes in accordance with such section of the Senior Notes Indenture; provided that no proceeds from any Loan may be used to make such mandatory repurchase, and (d) any payments on or in respect of the Senior Notes, from the cash proceeds of (x) the issuance or sale by the Borrower of the common stock of the Borrower, net of reasonable expenses incurred in connection with such issuance (any such issuance of common stock by the Borrower shall not be prohibited by Section 10.22 of this Agreement), or (y) subject to Section 10.10(i)(f) of this Agreement, any Refinancing Debt in respect of the Senior Notes (any such Refinancing Debt shall not be prohibited by Section 10.22 of this Agreement), which Refinancing Debt shall be subject to this Section 10.29 or (ii) repurchase, redeem, defease, acquire or reacquire for value any of the Senior Notes except as provided in clause (i)(b), (i)(c) or (i)(d) above in the manner, and to the extent, provided therein.

10.29.2 Changes to Senior Notes Documents. None of Borrower or any of its Subsidiaries will seek, agree to or permit, directly or indirectly, the amendment, waiver or other change to: (i) any of the terms of payment (including, principal, interest or premium provisions) of or applicable to, or the provisions governing the priority of or security for the payment and performance of the obligations under or applicable to, or acceleration or termination of any of the Senior Notes Documents, or (ii) any other material term of or applicable to any of the Senior Notes Documents. For purposes of this Section 10.29.2, “material” means any modification, waiver, or amendment of any of the Senior Notes Documents which, in the judgment of Agent exercised in good faith, would (a) adversely affect any of any Lender’s rights or remedies under the Loan Documents or the Liens in favor of Agent on the Loan Collateral (including the priority of the Agent’s Liens), (b) would make any financial or negative covenant, or default provisions of or applicable to, any of the Senior Notes Documents more restrictive to the Borrower, Holding Co. or the Affiliate Guarantor, or (c) create or result in an Event of Default.”

2. Conditions; Other Documents. This Amendment shall become effective only upon the satisfaction of the following conditions precedent:

2.1 This Amendment duly executed and delivered by the Borrower, the Agent and the Required Lenders.

2.2 The Reaffirmation of Guarantors in the form attached after the signature pages of this Amendment, executed and delivered by Holding Co. and CitiSteel PA.

2.3 In consideration of the Agent and the Lenders entering into this Amendment, the Borrower shall have paid a fully earned and non-refundable fee of $125,000 to the Agent for the ratable benefit of the Lenders executing this Amendment.

2.4 The delivery of such other documents, instruments, and agreements deemed necessary by Agent to effect the amendments to Borrower’s credit facilities with Agent and the Lenders contemplated by this Amendment.

3. Representations. To induce Agent and the Lenders to accept this Amendment, Borrower hereby represents and warrants to Agent and the Lenders as follows:

3.1 Borrower has full power and authority to enter into, and to perform its obligations under, this Amendment, and the execution and delivery of, and the performance of its obligations under and arising out of, this Amendment have been duly authorized by all necessary corporate action.

3.2 This Amendment constitutes the legal, valid and binding obligations of Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

3.3 Borrower’s, Holding Co.’s, and CitiSteel PA’s representations and warranties contained in the Loan Documents to which each of them is a party are complete and correct in all material respects as of the date of this Amendment with the same effect as though these representations and warranties had been made again on and as of the date of this Amendment (except where such representations and warranties speak solely as of an earlier date), subject to those changes as are not prohibited by, or do not constitute Events of Default under, the Financing Agreement.

3.4 No Event of Default has occurred and is continuing under the Financing Agreement as amended hereby or, after giving effect to the amendments hereunder, has or will result from the Offer Completion or the Merger.

4. Merger Contemporaneously with the effectiveness of the Merger, Borrower agrees to cause Holding Co. to: (i) execute and deliver such documents reasonably requested by Agent to reaffirm, continue and expressly assume the obligations of Holding Co. under the Guarantee, the Stock Pledge Agreement and the other Loan Documents to which it is a party, and (ii) deliver such documents and filings reasonably requested by Agent to evidence that the Merger has been duly and validly consummated and that all consents and approvals of, and filings and registrations with, and all other actions in respect of, all Governmental Authorities required to make or consummate the Merger have been obtained, given, filed or taken and are in full force and effect.

5. Costs and Expenses. As a condition of this Amendment, Borrower will promptly on demand pay or reimburse Agent for the costs and expenses incurred by Agent in connection with this Amendment, including, without limitation, reasonable attorneys’ fees.

6. Release. Borrower hereby releases Agent and the Lenders from any and all liabilities, damages and claims arising from or in any way related to the Obligations or the Loan Documents, other than such liabilities, damages and claims which arise after the execution of this Amendment. The foregoing release does not release or discharge, or operate to waive performance by, Agent or any Lender of its express agreements and obligations stated in the Loan Documents on and after the date of this Amendment.

7. Default. Any default by Borrower in the performance of Borrower’s obligations under this Amendment shall constitute an Event of Default under the Financing Agreement.

8. Continuing Effect of the Financing Agreement; Security. Except as expressly amended hereby, all of the provisions of the Financing Agreement are ratified and confirmed and remain in full force and effect. Borrower, Agent and the Lenders hereby expressly intend that this Amendment shall not in any manner: (a) constitute the refinancing, refunding, payment or extinguishment of the Obligations evidenced by the existing Loan Documents; (b) be deemed to evidence a novation of the outstanding balance of the Obligations; or (c) affect, replace, impair, or extinguish the creation, attachment, perfection or priority of the Liens on the Loan Collateral granted pursuant to the Loan Documents. Borrower ratifies and reaffirms any and all grants of Liens to Agent, for the benefit of the Secured Creditors (as defined in the Borrower Security Agreement), on the Loan Collateral as security for the Obligations, and Borrower acknowledges and confirms that the grants of the Liens to Agent, for the benefit of the Secured Creditors, on the Loan Collateral: (i) represent continuing Liens on all of the Loan Collateral, (ii) secure all of the Obligations, and (iii) represent valid, first and best Liens on all of the Loan Collateral except to the extent, if any, of the Permitted Liens.

9. One Agreement; References; Fax Signature. The Financing Agreement, as amended by this Amendment, will be construed as one agreement. All references in any of the Loan Documents to the Financing Agreement will be deemed to be references to the Financing Agreement as amended by this Amendment. This Amendment may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution thereof, and if so signed, (i) may be relied on by each party as if the documents were a manually signed original and (ii) will be binding on each party for all purposes.

10. Captions. The headings to the Sections of this Amendment have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

11. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

12. Entire Agreement. This Amendment, together with the other Loan Documents, sets forth the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all previous understandings, written or oral, in respect of this Amendment.

13. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Ohio (without regard to Ohio conflicts of law principles).

{Signature Pages Follow}

IN WITNESS WHEREOF, this Amendment has been duly executed by Borrower as of the date first written above.

BORROWER:

CLAYMONT STEEL, INC.

By:	/s/ Allen Egner
Allen Egner, Treasurer and Secretary

Accepted at Cincinnati, Ohio

as of the date first written above.

AGENT:

U.S. BANK NATIONAL ASSOCIATION, AS AGENT

By:	/s/ Jeffrey A. Kessler
Jeffrey A. Kessler, Vice President

LC ISSUER:

U.S. BANK NATIONAL ASSOCIATION, AS LC ISSUER

By:	/s/ Jeffrey A. Kessler
Jeffrey A. Kessler, Vice President

SIGNATURE PAGE TO

SECOND AMENDMENT TO AMENDED AND RESTATED

FINANCING AGREEMENT

(Claymont Steel, Inc.)

LENDERS:

U.S. BANK NATIONAL ASSOCIATION, AS A LENDER

By:	/s/ Jeffrey A. Kessler
Jeffrey A. Kessler, Vice President

LASALLE BUSINESS CREDIT LLC

By:	/s/ David S. Oppenheimer
David S. Oppenheimer, SVP

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Georgios Kyvernitis
Georgios Kyvernitis, Director

WELLS FARGO BANK NA

By: